Exhibit 10.08

Job offer - Daniel Rogers

CannaSys, Inc.

Updated as of January 30, 2015

Background:

CannaSys, Inc is a Colorado-based corporation who develops and acquires technologies in the cannabis industry.

Position:

Position is for Chief Financial Officer.  Employee would report directly to the position of CEO as well as the Board of Directors.

Salary:

Initial salary will be set to a base salary of $65,000/year, with cash bonuses up to $150,000/year.   As of December 29, 2014, Salary will be increased to base salary of $85,000/year, with potential but not guaranteed cash bonuses up to $150,000/year.  As of January 30, 2015 base salary is reduced to $75,000/year, with potential but not guaranteed cash bonuses up to $150,000/year.

Vacation:  3 weeks (120 hours) paid vacation

Job Description:

Responsible for implementing company's financial infrastructure and all accounting and financial oversight and responsibility.  Duties also include the following:
  Oversee other executives and staff within the organization.
  Meet with board of directors and other executives to determine if company is in accordance with goals and policies.
  Oversee all budgets
  Budget expenses to be in-line with financial goals
  Prepare and work with accountants in the preparation of all quarterly and annual filings
  In coordination with CEO set revenue and profitability goals, by quarter

  In coordination with CEO work with sales team for both in-state and nationwide presence of product lines.
  Oversee sales and marketing to ensure that targets are being met
  Implement and institute strong governance and financial processes
  Work with contacts in the industry to gain visibility and strategic partnerships.
  Build strong media presence for company.
  Nominate people to advisory boards and commissions.
  In coordination with CEO, direct the organization's financial goals, objectives, and budgets.
  Implement the organization's guidelines on a day-to-day basis.
  Develop and implement strategies and set the overall direction of a certain area of the company or organization.
  Oversee the investment of funds and manage associated risks, supervise cash management activities, execute capital-raising strategies to support a firm's expansion, and deal with mergers and acquisitions.
  Provide visionary and strategic leadership for the organization.
  Collaborate with the CEO to develop the policies and direction of the organization.
  Develop and maintain relationships with other associations, industry, and government officials that are in the best interest of the company.
  Provide adequate and timely information to the Board to enable it to effectively execute its oversight role.
  Collaborate with the CEO to direct staff, including organizational structure, professional development, motivation, performance evaluation, discipline, compensation, personnel policies, and procedures.
Accepted and Agreed on January 30, 2015

/s/ Dan Rogers	/s/ Brandon Jennewine
Dan Rogers	CannaSys, Inc.